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                                                                     Exhibit 8.1



                       [LETTERHEAD OF THACHER PROFFITT & WOOD]


                                                 July 11, 1997


Haven Bancorp, Inc.
93-22 Jamaica Avenue
Woodhaven, New York 11421

Haven Capital Trust I
93-22 Jamaica Avenue
Woodhaven, New York 11421

         Re:  Capital Securities of Haven Capital Trust I
              Registration Statement on Form S-3
              Registration No.
              -------------------------------------------

Ladies and Gentlemen:

         We have acted as special tax counsel to Haven Bancorp, Inc., a Delaware corporation, and Haven Capital Trust I, a business trust formed under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the above-captioned registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering an aggregate of 25,000 of the Trust's 10.46% Capital Securities, liquidation amount of $1,000 per security (the "Capital Securities") which are being offered for sale by the Selling Stockholders. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Registration Statement.

         We hereby confirm that, although the discussion set forth under the heading "Material Federal Income Tax Consequences" in the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.


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Haven Bancorp, Inc.
July 11, 1997                                                            Page 2.


         This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the use of our name under the heading "Material Federal Income Tax Consequences" in the Registration Statement and the filing of this opinion with the Commission as an Exhibit to the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading "Material Federal Income Tax Consequences" set forth in the Registration Statement as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                       Very truly yours,


                                       THACHER PROFFITT & WOOD


                                       By: /s/ Albert J. Cardinali
                                          ----------------------------